                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            TRIANGLE BANCORP, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             TRIANGLE BANCORP, INC.
                              4300 Glenwood Avenue
                          Raleigh, North Carolina 27612
                                 (919) 881-0455

                    ----------------------------------------
                    Notice of Annual Meeting of Shareholders
                    ----------------------------------------

                            To Be Held April 28, 1998


NOTICE is hereby given that the Annual Meeting of Shareholders of Triangle Bancorp, Inc. (the "Corporation") will be held as follows:

                          Place: Raddison Governors Inn
                                 I-40 at Davis Drive, Exit 280
                                 Research Triangle Park, North Carolina 27709
                          Date:  Tuesday, April 28, 1998

                          Time:  10:00 A.M.

THE PURPOSES OF THE ANNUAL MEETING ARE:

     1.   To elect 10 members of the Board of Directors.

     2. To consider and act upon a proposal to amend Article 2 of the Corporation's Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 50,000,000.

     3. To consider and act upon a proposal to approve the Triangle Bancorp, Inc. 1998 Omnibus Stock Plan.

     4. To consider and act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Corporation for 1998.

     5. To consider and act on any other matters that may properly come before the Annual Meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting has been set as of the close of business on March 6, 1998.

EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT IN THE
ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON.

                                        Sincerely,



                                        Susan C. Gilbert, Secretary

March 20, 1998

                             TRIANGLE BANCORP, INC.
                              4300 Glenwood Avenue
                          Raleigh, North Carolina 27612

                                 ---------------
                                 Proxy Statement
                                 ---------------


                    Mailing Date: On or About March 24, 1998
                         Annual Meeting of Shareholders
                            To Be Held April 28, 1998


General

     This  Proxy   Statement  is  being   distributed  in  connection  with  the
solicitation by the Board of Directors of Triangle Bancorp, Inc. (the "Corporation") of appointments of proxy in the form enclosed herewith for the 1998 Annual Meeting of Shareholders of the Corporation and any adjournments thereof. The meeting will be held Tuesday, April 28, 1998, beginning at 10:00 A.M., at the Radisson Governors Inn, I-40 at Davis Drive, Exit 280, Research Triangle Park, North Carolina.

Voting of Appointments of Proxies; Revocation

     Persons named in the enclosed appointment of proxy as proxies for shareholders at the Annual Meeting are Steven R. Ogburn, Debra L. Lee and Edward
O. Wessell. Shares represented by each appointment of proxy which is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, those shares will be voted "FOR" the election of each of the 10 nominees for director named in Proposal 1 below and "FOR" each of the other proposals described herein. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will be authorized to vote for a substitute nominee. On such other matters as may properly come before the meeting, the proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment.

     A shareholder may revoke an appointment of proxy at any time before the shares represented by it have been voted by filing with Susan C. Gilbert, Secretary of the Corporation, an instrument revoking it or a properly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

     The Corporation will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mail, appointments of proxy may be solicited in person or by telephone by officers, directors or employees of the Corporation and its subsidiaries without additional compensation.

Record Date

     The Board of Directors has set March 6, 1998, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record on that date will be entitled to vote at the Annual Meeting.

Voting Securities

     The voting securities of the Corporation are the shares of its no par value common stock (the "Common Stock"), of which 20,000,000 shares were authorized and 13,080,761 shares were outstanding on the Record Date. As of the Record Date, there were approximately 7,700 holders of record of the Corporation's Common Stock.

Voting Procedures;  Votes Required for Approval

     At the Annual Meeting, each shareholder will be entitled to cast one vote for each share of Common Stock held of record on the Record Date for each matter submitted for voting and, in the election of directors, for each director to be elected. In accordance with North Carolina law, shareholders are not entitled to vote cumulatively in the election of directors. In the case of all Proposals, abstentions and broker nonvotes will have no effect as the vote is determined only by shares actually voted, not by shares outstanding.

     In the case of Proposal 1 below, the 10 directors receiving the greatest number of votes shall be elected.

     In the case of Proposal 2 below, for such proposal to be approved, at least 75% of all shares of Common Stock voted at the Annual Meeting must be voted in favor of the proposal.

     In the case of Proposal 3 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

     In the case of Proposal 4 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

Beneficial Ownership of Voting Securities

     There are no persons who were known to management of the Corporation to beneficially own more than 5% of the Corporation's Common Stock as of the Record Date.

         Set forth below is information as of February 28, 1997 regarding the beneficial ownership of the Corporation's Common Stock by its current directors, and certain named executive officers individually, and by all current directors, and executive officers of the Corporation as a group.

                                 AMOUNT AND NATURE
    NAME OF                   OF BENEFICIAL OWNERSHIP              PERCENT OF
BENEFICIAL OWNER                     OF STOCK(1)                    CLASS (2)
----------------              -----------------------              ----------

Carole S. Anders                       33,507                         0.26%

Charles H. Ashford, Jr.                26,344                         0.20

Cy N. Bahakel                         545,354                         4.16

H. Leigh Ballance, Jr.                 34,142                         0.26

Edwin B. Borden                        23,894                         0.18

Robert E. Bryan, Jr.                   17,017                         0.13

David T. Clancy                        83,814                         0.64

N. Leo Daughtry                        50,626                         0.39

Syd W. Dunn, Jr.                       23,522                         0.18

Willie S. Edwards                      28,383                         0.22

James P. Godwin, Sr.                  123,603                         0.95

Robert L. Guthrie                      26,476                         0.20

                                 AMOUNT AND NATURE
    NAME OF                   OF BENEFICIAL OWNERSHIP              PERCENT OF
BENEFICIAL OWNER                     OF STOCK(1)                    CLASS (2)
----------------              -----------------------              ----------

John B. Harris, Jr.                    31,797                         0.24

George W. Holt                         81,296                         0.62

Earl Johnson, Jr.                      48,419                         0.37

Debra L. Lee                           41,689                         0.32

J. L. Maxwell, Jr.                    114,431                         0.88

Michael A. Maxwell                     15,031                         0.12

Wendell H. Murphy                      39,041                         0.30

Steven R. Ogburn                       30,113                         0.23

Michael S. Patterson                  103,950                         0.79

Patrick H. Pope                        61,636                         0.47

William R. Pope                        36,136                         0.28

Edythe M. Poyner                       28,931                         0.22

Billy N. Quick, Sr.                    53,806                         0.41

J. Dal  Snipes                         29,456                         0.23

N. Johnson Tilghman                    82,470                         0.63

Edward O. Wessell                      11,774                         0.09

Sydnor M. White, Jr.                   40,187                         0.31

J. Blount Williams                     36,424                         0.28
                                     --------                        -----
All Executive Officers              1,877,551                        14.12%
and Directors as a
Group (30 persons)

(1) Each director and executive officer has sole voting and investment power over the issued and outstanding shares beneficially owned by such individual, except for the following shares over which the directors and executive officers indicated, and the group, share voting and/or investment power: Ms. Anders - 3,000 shares; Dr. Ashford - 1,976 shares; Mr. Bahakel - 3,000 shares; Mr. Ballance - 3,827 shares; Mr. Clancy - 78,449 shares; Mr. Daughtry - 400 shares; Mr. Dunn - 5,665 shares; Mr. Edwards - 328 shares; Mr. Godwin - 105,785 shares; Mr. Guthrie - 10,400 shares; Mr. Harris - 9,194 shares; Mr. Holt - 28,736 shares; Mr. Johnson - 23,289 shares; Ms. Lee - 1,500 shares; Mr. Michael A. Maxwell - 13,747 shares; Mr. Murphy - 28,490 shares; Mr. Patterson - 3,713 shares; Mr. Ogburn - 1,520 shares; Mr. Patrick H. Pope - 30,440 shares; Mr. William R. Pope - 285 shares; Ms. Poyner - 26,433 shares; Mr. Quick - 1,688 shares; Mr. Snipes - 14,233 shares; Mr. Wessell - 1,081 shares; Mr. White - 20,843 shares; Mr. Williams
     - 19,891 shares; and members of the group - 437,913 shares.

     This column includes certain shares owned by certain related parties of directors and executive officers as to which shares those directors and executive officers have disclaimed beneficial ownership, as follows: Dr. Ashford - 9,400 shares; Mr. Guthrie - 856 shares; Mr. J. L. Maxwell, Jr. - 2,750 shares; Mr. Tilghman - 45,792 shares; and members of the group - 58,798 shares.

     This column includes the number of shares for which the director or executive officer indicated, and the directors and the five current executive officers of the Corporation as a group, hold options to purchase, pursuant to the Corporation's 1988 Qualified or Non-Qualified Stock Option Plans, to the extent such options are vested, and are immediately exercisable as follows: Ms. Anders - 197 shares; Dr. Ashford - 2,111 shares; Mr. Bahakel - 15,000 shares; Mr. Ballance

     - 3,000 shares; Mr. Borden - 3,599 shares; Mr. Bryan - 1,999 shares; Mr. Clancy - 404 shares; Mr. Daughtry - 39 shares; Mr. Dunn - 2,005 shares; Mr. Edwards - 267 shares; Mr. Godwin - 107 shares; Mr. Guthrie - 362 shares; Mr. Harris - 8,536 shares; Mr. Holt - 5,000 shares; Mr. Johnson - 406 shares; Ms. Lee - 25,596 shares; Mr. J. L. Maxwell, Jr. - 3,766 shares; Mr. Michael A. Maxwell - 178 shares; Mr. Murphy - 1,792 shares; Mr. Ogburn - 22,470 shares; Mr. Patterson - 67,840 shares; Mr. Patrick H. Pope - 283 shares; Mr. William R. Pope - 212 shares; Ms. Poyner - 141 shares; Mr. Quick - 26,910 shares; Mr. Snipes -166 shares; Mr. Tilghman - 8,485 shares; Mr. Wessell - 11,774 shares; Mr. White - 322 shares; Mr. Williams -298 shares; and members of the group - 213,465 shares.

(2) Based on a total of 13,080,761 shares actually outstanding as of March 6, 1998, and with respect to each director or executive officer, the shares that would be outstanding if the director or executive officer exercised his or her options to purchase shares of Common Stock of the Corporation (to the extent vested) or, with respect to directors and the five current executive officers of the Corporation as a group, the shares that would be outstanding if each such individual exercised his or her options to purchase shares of the Common Stock (to the extent vested).

(3) Included in the beneficial ownership of Mr. Patrick H. Pope and Mr. Tilghman are 25,718 shares held by a trust in which both Mr. Pope and Mr. Tilghman have an interest. These shares are reflected separately in the beneficial ownership of each individual, but are included only once in the beneficial ownership shown for the group.

Section 16(a) Beneficial Ownership Reporting Compliance

     Directors and executive officers of the Corporation are required by federal law to file reports with the Securities and Exchange Commission regarding their initial ownership and the amount of and changes in their beneficial ownership of the Corporation's Common Stock. Based on the Corporation's review of reports furnished to it, all such reports were timely filed except as follows: Willie S. Edwards inadvertently failed to report the purchase of 328 shares by his spouse in December 1995 for which the required report was filed in October 1997; Willie
S. Edwards inadvertently failed to report the purchase of 537 shares on July 21, 1997 for which the required report was filed in September 1997; and David T. Clancy inadvertently failed to report the sale by the Clancy & Theys Profit Sharing Plan of 1,617 shares on May 16, 1997 for which the required report was filed in December 1997.

                        PROPOSAL 1. ELECTION OF DIRECTORS

     The Board of Directors previously has set the number of directors of the Corporation at 26. The Bylaws of the Corporation provide that directors be divided into three classes, approximately equal in number, elected to staggered three-year terms. The 10 directors whose terms expire at the Annual Meeting have been re-nominated to the Board for the following terms, in order to evenly stagger the terms among each class of directors as required by the Bylaws.

Name and Age                  Director Since           Business Experience During Past Five Years
------------                  ------------------       ------------------------------------------
                              (1)
Two-Year Term:
Cy N. Bahakel                 1997                     President   and   owner  of   Bahakel   Communications,   Ltd.,
      (70)                                             Charlotte,  North  Carolina  (television  and radio  stations);
                                                       formerly   Chairman   of  the  Board,   Bank  of   Mecklenburg,
                                                       Charlotte, North Carolina

George W. Holt                1995                     Retired; Executive Vice President,  Triangle Bank from February
      (67)                                             1995 to February 1998;  President,  Columbus National Bank from
                                                       1973 to February 1995

Three-Year Term:
Carole S. Anders              1988                     Civic leader, Raleigh, North Carolina
      (53)


Charles H. Ashford, Jr.       1993                     Retired physician;  formerly Vice President of Medical Affairs,
      (62)                                             Craven   Regional   Medical   Authority   from  1991  to  1996;
                                                       previously  surgeon with Coastal  Surgical  Specialists,  P.A.,
                                                       New Bern, North Carolina

Name and Age                  Director Since           Business Experience During Past Five Years
------------                  ------------------       ------------------------------------------
Edwin B. Borden               1993                     President, The Borden Manufacturing Company,  Goldsboro,  North
      (64)                                             Carolina (textile manufacturing);  Director of Carolina Power &
                                                       Light  Company;   Director  of   Jefferson-Pilot   Corporation;
                                                       Director of Ruddick Corp.; Director of Winston Hotels

Robert E. Bryan, Jr.          1993                     Chairman and Partner, Express Stop, Inc.,  Fayetteville,  North
      (63)                                             Carolina (convenience stores); President, Bryan Oil Co.

N. Leo Daughtry               1988                     Attorney,  Daughtry,  Woodard,  Lawrence  &  Starling,  L.L.P.,
      (57)                                             Smithfield, North Carolina

Michael A. Maxwell            1995                     Senior  Scientist  since  November  1995,   Branch  Chief  from
      (59)                                             December 1974 to November 1995, U.S.  Environmental  Protection
                                                       Agency, Research Triangle Park, North Carolina

Patrick H. Pope               1988                     Partner, Pope & Tart (attorneys-at-law), Dunn, North Carolina
      (53)

Edythe M. Poyner              1988                     President,  Capital Land  Investment  Company,  Raleigh,  North
      (44)                                             Carolina

----------

(1) Refers to the year in which a person first was elected or became a director of the Corporation or, if prior to the Corporation's holding company reorganization in August 1992, the year in which such person first was elected a director of Triangle Bank, the Corporation's wholly-owned bank subsidiary.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH OF THE 10 NOMINEES NAMED ABOVE.

Incumbent Directors

         The  Corporation's  current  Board of Directors  includes the following
directors  whose  terms  will  continue  after  the  Annual   Meeting.   Certain
information regarding those directors is set forth in the following table:

                         Director                                                                     Term
Name and Age             Since (1)    Business Experience During Past Five Years                      Expires
------------             ---------    ------------------------------------------                      -------
David T. Clancy             1988      President,  Clancy & Theys Construction Company, Raleigh,       1999
      (49)                            North Carolina

Syd W. Dunn, Jr.            1993      President and Chairman,  Hannah & Dunn, Inc., Greenville,       1999
      (72)                            North Carolina (wine and spirits broker)

Willie S. Edwards           1995      Retired;  formerly  General  Partner in L & B Associates,       1999
      (65)                            Rocky   Mount,    North   Carolina    (wholesale   liquor
                                      distributor)

Robert L. Guthrie           1988      President  and  Chief   Executive   Officer,   Associated       1999
      (62)                            Insurers, Inc., Raleigh, North Carolina

John B. Harris, Jr.         1991      Retired;  formerly President,  Winston Hospitality,  Inc.       1999
      (68)                            (hotel  management) since 1991;  formerly Chairman of the
                                      Board, Triangle Bank 1991 to January 1997

                         Director                                                                     Term
Name and Age             Since (1)    Business Experience During Past Five Years                      Expires
------------             ---------    ------------------------------------------                      -------
Earl Johnson, Jr.           1991      Chairman, Carolina Crane Corp., Raleigh, North Carolina         1999
      (66)

J. L. Maxwell, Jr.          1993      Chairman  of the Board of  Directors,  Goldsboro  Milling       1999
      (71)                            Co.   (turkey  and  hog   producer),   Goldsboro,   North
                                      Carolina; Director, Atlantic & East Carolina Railway

William R. Pope             1987      President  and Chairman of the Board,  Pope  Enterprises,       1999
      (62)                            Inc.   (operator  of  True-Value   Hardware  and  Variety
                                      Stores), Coats, North Carolina

Billy N. Quick, Sr.         1996      Executive  Vice  President,  Triangle  Bank since October       1999
      (57)                            1996;  previously  President and Chief Executive Officer,
                                      Granville United Bank, Oxford, North Carolina

James P. Godwin, Sr.        1995      President,  Godwin  Manufacturing  Co., Inc., Dunn, North       2000
          (56)                        Carolina,  and Godwin and Gonzalez  Specialty  Equipment,
                                      Inc., Puerto Rico (truck body manufacturers)

Wendell H. Murphy           1993      President,  Murphy  Family Farms (swine  production)  and       2000
          (59)                        Murphy Milling Co. (feed  production),  Rose Hill,  North
                                      Carolina; Director of Smithfield Foods

Michael S. Patterson        1990      Chairman  of  the  Board,   Triangle  Bancorp,  Inc.  and       2000
          (51)                        Triangle Bank since February 1997;  President  since 1990
                                      and Chief  Executive  Officer since 1991,  Triangle Bank;
                                      President and Chief Executive Officer,  Triangle Bancorp,
                                      Inc.  since August 1992;  Director of Bank of Mecklenburg
                                      since October 1997

J. Dal  Snipes              1995      President,  Snipes Insurance  Service,  Inc., Dunn, North       2000
          (45)                        Carolina

N. Johnson Tilghman         1988      Partner,  Tilghman & Butler,  L.L.P.  (attorneys-at-law),       2000
          (55)                        Garner,  North Carolina  since  December  1997;  formerly
                                      partner,  Pope,  Tilghman & Tart,  Dunn,  North  Carolina
                                      from 1972 to 1997

Sydnor M. White, Jr.        1991      President,  CJS,  Inc.  (automotive  parts  distributor),       2000
          (49)                        Raleigh, North Carolina

J. Blount Williams          1988      President,   Alfred  Williams  &  Co.,   Raleigh,   North       2000
          (44)                        Carolina (office furniture and supplies)

(1) Refers to the year in which a person first was elected or became a director of the Corporation or, if prior to the Corporation's holding company reorganization in August 1992, the year in which such person first was elected a director of Triangle Bank, the Corporation's wholly-owned bank subsidiary.

Director Relationships

     No director or executive officer is related to another director or executive officer of the Corporation except for Patrick H. Pope and William R. Pope, who are third cousins, and Patrick H. Pope and N. Johnson Tilghman who are brothers-in-law.

     Except for Mr. Borden who is a director of Carolina Power & Light Company, Jefferson-Pilot Corporation, Winston Hotels and Ruddick Corp., and Mr. Murphy who is a director of Smithfield Foods, no director is a director in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") or subject to the requirements of
Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

     Board Fees. During 1997, directors who were not employees of the Corporation received an annual retainer of 100 shares of Common Stock of the Corporation, 60 shares for each Board meeting attended, 30 shares for each committee meeting attended, and each committee chairman received an additional 10 shares for each meeting attended, and each member of a special committee established by the Board of Directors during 1997 received 25 shares for each special committee meeting and each special committee chairman received an additional 5 shares for each meeting attended. In 1998, the annual retainer amount will be 110 shares, and directors will receive 35 shares for each Board meeting attended, 15 shares for each committee meeting attended and each committee chairman will receive an additional 10 shares for each meeting attended.

     Directors' Deferred Compensation Plans. The Corporation maintains two deferred compensation plans for outside directors. In 1989, the Corporation adopted a Deferred Compensation Plan (the "1989 Plan") for outside directors for cash compensation paid to directors; the 1989 Plan was in operation through 1994. Since January 1, 1995, directors of the Corporation are paid in shares of Common Stock. Only individuals who were members of the Board of Directors but who were not employees of the Corporation were eligible to participate in the 1989 Plan. Directors who elected to participate in the 1989 Plan could elect to defer a minimum of $500 of their compensation for their service as such pursuant to the 1989 Plan during each year they participated and could elect to defer up to the full amount of directors' compensation they would receive in $100 increments. Deferred compensation was converted into stock units by dividing the compensation deferred under the 1989 Plan by the then current value of a share of the Corporation's Common Stock. Dividends paid to holders of the Corporation's Common Stock are credited to holders of stock units and are converted into additional stock units on the same basis as compensation deferred under the 1989 Plan. Within 60 days after the death, disability or retirement of a director, the director or his or her estate is entitled to be issued one share of the Corporation's Common Stock for each stock unit and cash for fractional stock units. As of December 31, 1997, 49,400 stock units were outstanding under the 1989 Plan.

     The Corporation also maintains the 1997 Deferred Compensation Plan (the "1997 Plan") pursuant to which directors who are not employees of the Corporation may elect to defer all or a portion of their compensation for their service as such during each year in which they participate in the 1997 Plan. Directors of the Corporation are paid in shares of the Corporation's Common Stock which, if deferred pursuant to the 1997 Plan, are credited to an account in the director's name. Dividends paid to holders of the Corporation's Common Stock are credited to the account of each director participating in the 1997 Plan. Within 60 days after the death, disability or retirement of a director, the director or his or her estate is entitled to be issued the shares of Common Stock held in his or her account and cash for any fractional shares. As of December 31, 1997, 11,455 shares of Common Stock were credited under the 1997 Plan.

     1988 Non-Qualified Stock Option Plan. The Corporation has adopted and the shareholders have approved the 1988 Non-Qualified Stock Option Plan (the "Non-Qualified Plan") pursuant to which options on 388,002 shares of the Corporation's Common Stock were available for issuance to members of the Corporation's Board of Directors and to members of Boards of Directors and members of advisory boards of directors of any subsidiary of the Corporation. The duration of the options is ten years from the date of grant. As of December 31, 1997, after giving effect to the exercise and forfeiture of options, options on 167,027 shares of Common Stock were issued and outstanding. The Non-Qualified Plan expired on January 4, 1998 and no more options may be issued pursuant to the Non-Qualified Plan.

     Pursuant to the terms of the Non-Qualified Plan: (i) the option price may not be less than the fair market value of the Corporation's Common Stock on the date of grant of the options; and (ii) options vest 20% per year from the date of grant and are exercisable as they vest. If the option holder ceases to perform services as a director or advisory director of the Corporation or its subsidiaries for any reason during the five-year period, he or she has one year from such cessation to exercise his or her vested options.

     1998 Omnibus Stock Plan. The Corporation has adopted, subject to shareholder approval, the 1998 Omnibus Stock Plan. Options covering a total of 32,894 shares of Common Stock have been granted to non-employee directors under the 1998 Omnibus Stock Plan which options will not be effective unless the shareholders of the Corporation approve the 1998 Omnibus Stock Plan. The 1998 Omnibus Stock Plan is being presented to the shareholders of the Corporation for approval as Proposal 3. A full discussion of the 1998 Omnibus Stock Plan is found in this Proxy Statement under the heading "PROPOSAL 3. APPROVAL OF 1998 OMNIBUS STOCK PLAN".

Board of Directors' Meetings and Committees

     The Board of Directors of the Corporation held six regular meetings and one special meeting during 1997. All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees during 1997 except for Directors Bahakel, Borden, Daughtry, Guthrie, J. Louis Maxwell, Jr. and Williams due to other business commitments or illness.

     The Board of Directors has several standing committees, including an Audit Committee and a Compensation Committee. The voting members of these committees are appointed by the Board of Directors annually from among its members.

     The current members of the Audit Committee are Directors Ashford, Bahakel, Michael A. Maxwell, Murphy, Patrick H. Pope (Chairman), Tilghman and Williams. The primary functions of the Audit Committee are to give additional assurance regarding the integrity of financial information used by the Board of Directors and distributed to the public by the Corporation, and to oversee and monitor the activities of the Corporation's internal and external audit processes. The Audit Committee met four times during 1997.

     The Compensation Committee administers the Corporation's compensation program and has responsibility for matters involving the compensation of executive officers of the Corporation and its subsidiaries. The current members of the Compensation Committee are Directors Clancy, Godwin, Guthrie (Chairman), Johnson, Poyner and White. The Compensation Committee met two times during 1997.

     The Board of Directors does not have a standing nominating committee.

Executive Officers

     The Corporation has the following executive officers:

                                     Officer     Positions with the Corporation and Triangle Bank;
       Name                 Age       Since      Business Experience During Past Five Years
----------------------      ---      -------     -------------------------------------------------
Michael S. Patterson         51       1990       Chairman of the Board of Triangle  Bancorp,  Inc.  and  Triangle
                                                 Bank  since  February  1997;  President  since  1990  and  Chief
                                                 Executive  Officer  since 1991,  Triangle  Bank;  President  and
                                                 Chief Executive  Officer,  Triangle  Bancorp,  Inc. since August
                                                 1992; Director of Bank of Mecklenburg since October 1997

H. Leigh Ballance, Jr.       51       1995       Executive Vice President,  Triangle  Bancorp,  Inc. and Triangle
                                                 Bank as of March 1995;  President and Chief  Executive  Officer,
                                                 Atlantic Community Bancorp,  Inc. and Unity Bank & Trust Company
                                                 from September 1989 to March 1995.

Steven R. Ogburn             47       1993       Executive Vice President,  Triangle  Bancorp,  Inc. and Triangle
                                                 Bank since 1996; Senior Vice President,  Triangle Bancorp,  Inc.
                                                 and Senior  Vice  President  - Credit  Administration,  Triangle
                                                 Bank,  1993  to  1996;  Senior  Vice  President,  Centura  Bank,
                                                 1986-1993

Debra L. Lee                 41       1991       Executive Vice President and Chief Financial  Officer,  Triangle
                                                 Bancorp,   Inc.  and  Triangle  Bank  since  1996;  Senior  Vice
                                                 President and Chief Financial  Officer,  Triangle Bancorp,  Inc.
                                                 and  Triangle   Bank,   1992  to  1996;   Director  of  Bank  of
                                                 Mecklenburg since October 1997

Edward O. Wessell           56       1991        Executive Vice President,  Triangle  Bancorp,  Inc. and Triangle
                                                 Bank since 1997; Senior Vice President, Triangle Bank 1991-1997

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee in January 1997 were Charles H. Ashford, Jr., Edwin B. Borden (Chairman), John B. Harris, Jr., N. Johnson Tilghman, and Sydnor M. White, Jr. For the remainder of 1997, the Compensation Committee was comprised of Edwin B. Borden (Chairman), David T. Clancy, James P. Godwin, Sr., Earl Johnson, Edythe M. Poyner and Patrick H. Pope.

     John B. Harris, Jr. is a director of the Corporation, and in 1996 served as the Chairman of the Board of Triangle Bank and an employee of Triangle Bank. Effective January 1, 1997, Mr. Harris ceased being an employee of Triangle Bank and effective February 1, 1997, Mr. Harris ceased being the Chairman of Triangle Bank. Michael S. Patterson, President and Chief Executive Officer of the Corporation, though not a member of the Compensation Committee, advised the Compensation Committee during 1997 on the compensation to be paid to executive officers, other than himself, and to employees of the Corporation.

Compensation Committee Report

     It is the policy of the Compensation Committee to provide a fully competitive, performance-based compensation program such as will enable the Corporation and its subsidiaries to attract, motivate and retain qualified senior officers. With regard to all senior officers' compensation, the Compensation Committee's policy is that salary levels will be established and increases will be given commensurate with the individual officer's level of responsibility and performance and with the general status of the local economy, and the overall profit performance of the Corporation and its subsidiaries as it relates to attainment of budgeted goals for growth, stability and profitability. The Corporation's executive compensation program includes (a) annual compensation consisting of base salaries, (b) the potential for cash incentive bonuses based on the Corporation's financial performance, (c) long-term incentive compensation consisting of periodic stock options, and (d) contributions to the individual accounts of all participating employees (including executive officers) under the Corporation's Section 401(k) salary deferral plan. In addition, the Corporation provides other employee benefits and welfare plans customary for companies of its size.

     The basis for the executive officer compensation reported in 1997 was the salary range of various positions set in conjunction with the Performance and Compensation Management Consulting Group of KPMG Peat Marwick LLP ("KPMG") during the fall of 1994 which reviewed comparable salaries being paid within North Carolina and the southeastern United States based upon comparable sized banking institutions. Salary ranges were developed and approved for various positions with Triangle Bank, including those of the Named Executive Officers. The 1997 salary set for Mr. Patterson by the Compensation Committee in January 1997 was at the midpoint of the range for his salary. The 1997 salaries for the other executive officers were set by the Compensation Committee in January 1997 within the salary ranges established for those positions in 1994.

     The cash incentive compensation for 1997 was based upon the formula established within the management incentive compensation plan which plan was approved by the Board during January 1994. Each executive officer will be eligible to participate if the Corporation meets at least 80% of its defined short-term goals, which goals are set annually by the Board. In 1997, the goals were established in January by the Compensation Committee (and approved by the Board of Directors) and were based on the Corporation's 1997 projected financial performance, measured in terms of the Corporation's asset growth, return on average assets, earnings per share and non-performing assets as a percentage of loans. For 1997, individual target bonuses for executive officers, as a percentage of annual base salary, ranged from a low of 40% to a high of 50%. Actual bonus amounts for executive officers in the short-term incentive plan may be higher or lower than their target bonus amounts and are based upon a comparison of the Corporation's actual performance to the designated performance measures. If the Corporation exceeds its performance goals, each executive officer receives 1.5% additional bonus for every 1% that the Corporation exceeded its goals. There is no maximum limitation on the bonus any executive officer may receive. Payment of bonuses under the short-term incentive plan are made annually generally within 60 days of the end of the fiscal year. For the year ended December 31, 1997, the Corporation exceeded the designated performance measures by a weighted average of 47.52% with asset growth of 57.24% (on an unpooled basis), return on average assets of 1.20%, earnings per share of $1.24 and non-performing assets as a percentage of loans of 0.65%. The performance measures were weighted 15%, 30%, 40% and 15%, respectively. Consequently, after application of the 1.5% multiplier, the actual bonuses received by Mr. Patterson and by each of the other executive officers for 1997 were equal to approximately 171% of their respective target bonuses.

     The long-term incentive compensation for 1997 was based upon the formula established within the management incentive compensation plan which plan was approved by the Board during January 1994. Compensation under the long-term plan consists of stock options. Each executive officer will be eligible to participate in the plan if the Corporation meets at least 80% of its defined long-term goals, which goals are set annually by the Board. In 1997, these goals were established in January by the Compensation Committee (and approved by the Board of Directors) and were based on the Corporation's 1997 projected financial performance, measured in terms of the Corporation's asset growth, return on average assets, earnings per share and non-performing assets as a percentage of loans. In November 1997, the Compensation Committee and the Board of Directors revised certain methods for calculating long-term incentive compensation, including that for 1997, after consultation with KPMG. The changes made to the long-term incentive plan calculations included the use of the Black-Sholes methodology which assigns a present (intrinsic) value to an option at the date of grant. In 1997, Mr. Patterson was entitled to participate in the long-term plan at 85% of his salary and the other executive officers at 67.5% of their respective salaries. That percentage is then multiplied by the amount by which the Corporation's 1997 performance measures were achieved to obtain the total dollar amount to which the Black-Sholes methodology is applied to determine the number of stock options to be awarded to an executive officer. Actual bonus amounts for executive officers in the long-term incentive plan may be higher or lower than their target bonus amounts and are based upon a comparison of the Corporation's annual performance to the designated performance measures. If the Corporation exceeds it performance goals, each executive officer receives 1.5% additional long-term bonus for every 1% that the Corporation exceeded its goals. There is no maximum limitation on the long-term bonus any executive officer may receive. For the year ended December 31, 1997, the Corporation exceeded the designated performance measures by a weighted average of 80.08% with the same actual performance measures as listed above. Each of the four performance measures is weighted equally at 25% each. Consequently, after application of the 1.5% multiplier, the actual bonuses received by Mr. Patterson and by each of the other executive officers for 1997 were equal to approximately 220% of their respective target bonuses. The options awarded in

1997 to all employees, including Mr. Patterson and the other four executive officers, have an exercise price of $29.125 per share, and a term of 10 years with a third of the options vesting on the first anniversary of the date of grant, a third vesting on the second anniversary of the date of grant and a third vesting on the third anniversary of the date of grant, provided the officer is employed by the Corporation or one of its subsidiaries on the anniversary date. The number of options awarded to Mr. Patterson and to each of the other executive officers was based in each case upon a specified percentage of their current base salary. These options were awarded under the 1998 Omnibus Stock Plan which must be approved by the shareholders for the options to be effective. The 1998 Omnibus Stock Plan is being presented to shareholders as Proposal 3 to this Proxy Statement.

     In 1997, annual compensation paid to executive officers included the Corporation's matching contributions ("Matching Contributions") to the account of each executive officer under the 401(k) plan and the portion of the Corporation's special discretionary contribution to the 401(k) plan ("Discretionary Contribution") allocated to the account of each executive officer. The Matching Contributions for Mr. Patterson and the other executive officers were based on a formula contained in the terms of the 401(k) plan and were not related to the Corporation's or the individual officers' performance for the year. The Matching Contributions, under the terms of the 401(k) plan, are 100% of the officer's contribution up to a maximum of 2% of the officer's salary and 50% of the next 4% of an officer's salary that is deferred. Any Discretionary Contribution is entirely at the discretion of the Corporation's Board of Directors which in 1997 voted to increase from 50% to 100% the match of the officer's contribution up to 4% of each officer's salary. As a result, in 1997 the Corporation matched up to a maximum of 6% of a participating executive officer's salary, the maximum amount any executive officer can contribute to the plan.

Executive Compensation

     Summary of Cash and Certain Other Compensation. The table below indicates the cash compensation paid by the Corporation as well as other compensation paid or accrued to the President and Chief Executive Officer and each other executive officer whose salary and bonus was in excess of $100,000 during 1997 (the "Named Executive Officers") for services rendered in all capacities during fiscal years 1997, 1996 and 1995, respectively.


                                                                                Long Term Compensation

                               Annual Compensation(1)                   Awards                         Payouts
                                                                        ------                         -------
                                                          Other        Restricted     Securities
     Name and                                             Annual          Stock       Underlying         LTIP       All Other
    Principal                  Salary        Bonus     Compensation      Award(s)    Options/SARs       Payouts   Compensation
     Position        Year       ($)           ($)         ($)(2)         ($)             (#)              ($)         ($)(3)
    ---------        ----     -------       -------    ------------    ----------    ------------       -------   -------------
Michael S            1997     220,000       188,408        -0-            -0-           16,044            -0-          9,500
Patterson,           1996     199,799       132,440        -0-            -0-           14,483            -0-          9,500
President and        1995     178,230        98,900        -0-            -0-           17,500            -0-         10,041
Chief Executive
Officer

H. Leigh Ballance,   1997     122,000        83,585        -0-            -0-            8,931            -0-         10,940
Jr., Executive       1996     121,504        58,982        -0-            -0-            9,256            -0-         10,629
Vice President       1995     116,000        50,600        -0-            -0-           15,000            -0-          5,853

Steven R. Ogburn,    1997      99,000        67,827        -0-            -0-            7,190            -0-          8,904
Executive Vice       1996      98,857        47,481        -0-            -0-           10,000            -0-          5,553
President            1995      96,957        42,400        -0-            -0-           10,000            -0-          4,889

                                                          Other        Restricted     Securities
     Name and                                             Annual          Stock       Underlying         LTIP       All Other
    Principal                  Salary        Bonus     Compensation      Award(s)    Options/SARs       Payouts   Compensation
     Position        Year       ($)           ($)         ($)(2)         ($)             (#)              ($)         ($)(3)
    ---------        ----     -------       -------    ------------    ----------    ------------       -------   -------------
Debra L. Lee,        1997     103,800       67,827         -0-            -0-            7,190            -0-         9,111
Executive Vice       1996     102,925       47,481         -0-            -0-            7,062            -0-         7,148
President and        1995      92,425       38,600         -0-            -0-           10,000            -0-         4,706
Chief Financial
Officer

Edward O. Wessell,   1997      97,990       50,655         -0-            -0-            4,321            -0-         7,895
Executive Vice       1996      90,835       28,899         -0-            -0-            4,528            -0-         7,991
President            1995      88,993       25,600         -0-            -0-            5,000            -0-         5,786

----------

(1) Amounts shown in the table include amounts paid to the Named Executive Officers as executive officers of the Triangle Bank. Triangle Bank was reorganized as a wholly-owned subsidiary of the Corporation in August 1992. Also includes amounts deferred at the election of the Named Executive
     Officers under Section 401(k) of the Internal Revenue Code and under existing deferred compensation agreements between the Named Executive Officer and the Corporation. The amount of that compensation for the Named Executive Officers for 1995, 1996 and 1997 under the 401(k) plan was based on a formula contained in the terms of that plan and was not related to the Corporation's or the officer's performance for the year.

(2) Perquisites and personal benefits awarded to the Named Executive Officers did not exceed 10% of the total annual salary and bonus in any year reported.

(3) The amounts disclosed represent the Corporation's annual contribution on behalf of the Named Executive Officers to match pre-tax elective deferral contributions (included under Salary) made by the Named Executive Officers under Section 401(k) of the Internal Revenue Code, and insurance premiums paid on behalf of the Named Executive Officer.

     Stock Options. The following table sets forth information with regard to grants of stock options during the fiscal year ended December 31, 1997 to the Named Executive Officers. All such grants were made under the 1988 Incentive Stock Option Plan.

                                        STOCK OPTION GRANTS IN 1997

                                              Individual Grants

                               Number of           % of Total
                               Securities            Options                                          Potential Realizable Value
                               Underlying          Granted to        Exercise or                        (2) at Assumed Annual
                                Options             Employees       Base Price ($)     Expiration        Rates of Stock Price
     Name                    Granted (#)(1)r        in Fiscal         Per Share           Date          Appreciation for Option
                                                       Year                                                  Term ($)(at) 5%
                                                                                                          5%              10%
Michael S. Patterson             16,044                17.5             18.38            2/18/07       185,403          469,849

H. Leigh Ballance, Jr.            8,931                 9.7             18.38            2/18/07       103,206          261,544

Steven R. Ogburn                  7,190                 7.8             18.38            2/18/07        83,087          210,559

Debra L. Lee                      7,190                 7.8             18.38            2/18/07        83,087          210,559

Edward O. Wessell                 4,321                 4.7             18.38            2/18/07        49,933          126,541

----------

(1) The options vest and become exercisable at the rate of 20% per year beginning February 18, 1998, assuming the Named Executive Officer remains employed by one of the Corporation's subsidiaries. If the Named Executive Officer's employment terminates before the end of the vesting period, the Named Executive Officer may exercise vested options for varying periods after termination (depending on the manner of termination) in accordance with the plan.

(2) Potential Realizable Value represents the difference between an assumed stock price and the exercise price for the number of options granted. The assumed stock price equals the market value of the stock on the grant date appreciating at the indicated rate over the term of the options.

     The following table sets forth information with regard to exercises of stock options during the fiscal year ended December 31, 1997, by the Named Executive Officers and the 1997 fiscal year-end value of all unexercised options held by them.

                                AGGREGATED OPTION EXERCISES IN FISCAL 1997
                                    AND FISCAL YEAR END OPTION VALUES

                                                                                                   Value of Unexercised
                            Shares Acquired   Value Realized       Number of Unexercised          In-the-Money Options at
           Name             on Exercise (#)         ($)             Options at FY-End (#)             FY-End ($) (1)
           ----             ---------------         ---             ---------------------             --------------
                                                                Exercisable    Unexercisable   Exercisable    Unexercisable
                                                                -----------    -------------   -----------    -------------
Michael S. Patterson              -0-               -0-            58,237          42,130        1,654,405       909,449

H. Leigh Ballance, Jr.            -0-               -0-             7,851          25,336          196,114       547,073

Steven R. Ogburn                  -0-               -0-            15,516          24,255          412,401       547,303

Debra L. Lee                      -0-               -0-            20,146          21,440          553,955       472,885

Edward O. Wessell                 -0-               -0-             8,406          11,743          229,820       251,210

----------

(1) Closing price of the Corporation's Common Stock at December 31, 1997 was $35.88

     Executive Deferred Compensation Agreements. Michael S. Patterson, President and Chief Executive Officer of the Corporation, entered into a Deferred Compensation Agreement dated March 1, 1992, with the Corporation's subsidiary, Triangle Bank, pursuant to which Mr. Patterson may elect annually to defer up to $30,000 of compensation, to be recorded in an interest-bearing deferred compensation account maintained in his name. Such account shall be paid to Mr. Patterson in approximately equal installments over a ten-year period, with the first installment to be made on or before 30 days following June 30, 2002. Under certain circumstances, Mr. Patterson may elect to postpone such first installment payment until a subsequent date. Triangle Bank may terminate such deferred compensation plan for Mr. Patterson at any time.

     Debra L. Lee, Executive Vice President of the Corporation, entered into a Deferred Compensation Agreement dated June 9, 1994, with the Corporation's subsidiary, Triangle Bank, pursuant to which Ms. Lee may elect annually to defer up to $30,000 of compensation, to be recorded in an interest-bearing deferred compensation account maintained in her name. Such account shall be paid to Ms. Lee, at her discretion, upon her voluntary termination of employment or her retirement either in one lump sum after such termination or retirement or in approximately equal installments over a ten-year period, with the first installment to be made on or before 30 days following June 30, 2012. Under certain circumstances, Ms. Lee may elect to postpone such first installment payment until a subsequent date, provided that Triangle Bank concurs in such postponement. Triangle Bank may terminate such deferred compensation plan for Ms. Lee at any time.

     Triangle Bank has established a trust to administer and fund the deferred compensation plans for Mr. Patterson and Ms. Lee, and, accordingly, contributes periodically to the trust to fund the plans.

     Supplemental Early Retirement Plans. In January 1996, a Supplemental Early Retirement Plan (the "1996 SERP") was approved by the Board of Directors of the Corporation for the benefit of Michael S. Patterson, President and Chief Executive Officer of the Corporation. The 1996 SERP is a benefit plan which will provide retirement income for Mr. Patterson, in conjunction with the Corporation's 401(k) plan and Social Security benefits, at an amount equal to 60% of his projected final pay at retirement. The 1996 SERP provides for payment by the Corporation of the premiums on a life insurance policy insuring Mr. Patterson's life, which policy will be owned by Mr. Patterson, subject to a collateral assignment to the Corporation to secure repayment of its interest in the cash value of the policy. The 1996 SERP includes a deferred compensation arrangement, by which Mr. Patterson will receive a vested interest in 10% of the policy's cash value for each year of service with the Corporation. The 1996 SERP took into consideration the five years of service completed by Mr. Patterson on the date of the 1996 SERP's implementation, so upon implementation Mr. Patterson immediately was vested in 50% of the policy's cash value. If Mr. Patterson completes four additional years of service with the Corporation (from January 1, 1996), he will be eligible to receive all of the cash value, even if his employment is terminated prior to his retirement. If Mr. Patterson's employment is terminated before completion of the four additional years of service due to a change in control of the Corporation, he automatically will become fully vested in 100% of the policy's cash value. The 1996 SERP also has the benefit of providing key man coverage on Mr. Patterson.

     Effective January 1, 1998, the Corporation implemented a Supplemental Early Retirement Plan for four of the Corporation's five executive officers (each plan collectively referred to herein as the "1998 SERP"), Michael S. Patterson, Steven R. Ogburn, Debra L. Lee, and Edward O. Wessell. Each 1998 SERP is an unfunded obligation of the Corporation to pay each individual $50,000 ($66,666 in the case of Mr. Patterson) annually for 15 years after the officer's retirement at age 65, his or her disability or upon a change of control of the Corporation. In the event of the officer's early retirement after age 55 but before age 65, the Corporation will be obligated to pay the officer a percentage (beginning at 72%) of the retirement benefit for 15 years, depending on the officer's age at early retirement. Retirement benefits vest 10% per year such that each officer shall be fully vested on December 31, 2007, or upon attainment of age 65, whichever date is earlier. In the event of the officer's disability or a change in control of the Corporation, the officer shall be fully vested. In the event of an officer's death, the retirement benefit shall be paid to the officer's spouse, if living.

     Executive Employment Agreements and Change in Control Agreements. Mr. Patterson, the Corporation's President and Chief Executive Officer, entered into an employment agreement with the Corporation and Triangle Bank in December 1993. The agreement continues until December 31, 1996, and provides for a base monthly salary as is determined from time to time by Triangle Bank but not less than $10,479, together with certain fringe benefits. In the event of the involuntary termination of his employment by the Corporation without cause, Mr. Patterson is entitled to continue to receive, on a monthly basis for the remainder of the term of the Agreement or 12 months after the date of such termination, whichever is longer, his then current base monthly salary, all fringe benefits, and an amount equal to the average bonus paid to Mr. Patterson over the prior three years. Triangle Bank's obligation to make such salary payments and to provide such fringe benefits terminates upon Mr. Patterson's death or disability. Mr. Patterson's employment agreement provides for certain payments to him in the event there is a change in control of the Corporation. Specifically, upon a change in control, the term of the agreement is set at three years from the date of the change in control. Further, Mr. Patterson may terminate the agreement upon a change in control of the Corporation if, after one year from the date of such change in control, he determines that he has not been assigned duties commensurate with his duties prior to the change in control under terms or conditions satisfactory to him. If Mr. Patterson so terminates the agreement, the agreement provides that the Corporation will pay to him for the remainder of the term of the agreement an amount equal to 100% of his then base monthly salary, fringe benefits, and an annual amount equal to the average of the bonus paid to Mr. Patterson over the prior three years. The agreement further provides that, unless terminated by the other party, the term automatically is extended for an additional year on the same terms and conditions set forth in the agreement. Consequently, the agreement's term automatically was extended to December 31, 1998.

     H. Leigh Ballance, Jr., an Executive Vice President of the Corporation, entered into an employment agreement with the Corporation and Triangle Bank on April 1, 1995. The agreement continues until April 1, 1998, and provides for a base annual salary as is determined from time to time by Triangle Bank but not less than $116,000, together with certain fringe benefits. In the event of the involuntary termination of his employment by the Corporation without cause, Mr. Ballance is entitled to continue to receive, on a monthly basis for the remainder of the term of the Agreement, his then current base salary and health and disability insurance coverage. Triangle Bank's obligation to make such salary payments and to provide such fringe benefits terminates upon Mr. Ballance's death or disability. Mr. Ballance's employment agreement provides for certain payments to him in the event there is a change in control of the Corporation. Specifically, upon a change in control, the term of the agreement is set at three years from the date of the change in control. Further, Mr. Ballance may terminate the agreement upon a change in control of the Corporation if, after one year from the date of such change in control, he determines that he has not been assigned duties commensurate with his duties prior to the change in control under terms or conditions satisfactory to him. If Mr. Ballance so terminates the agreement, the agreement provides that the Corporation will pay to him for the remainder of the term of the agreement an amount equal to 100% of his then base monthly salary, fringe benefits, and an annual amount equal to the average of the bonus paid to Mr. Ballance over the prior three years. The agreement further provides that, unless terminated by the other party, the term automatically is extended for an additional year on the same terms and conditions set forth in the agreement. Effective May 1, 1998, at his election, Mr. Ballance will no longer serve as an Executive Vice President of the Corporation and Triangle Bank. Mr. Ballance's current agreement will be terminated and Mr. Ballance and Triangle Bank will enter into a new employment agreement (but Mr. Ballance will not serve as an officer) effective May 1, 1998.

     Steven R. Ogburn, an Executive Vice President of the Corporation, and Debra
L. Lee, Executive Vice President and Chief Financial Officer of the Corporation, each entered into a Change of Control Agreement with the Corporation and Triangle Bank on June 18, 1996; Edward O. Wessell, Executive Vice President of the Corporation, entered into a Change of Control Agreement with the Corporation and Triangle Bank on January 1, 1998. Mr. Ogburn's and Ms. Lee's agreements continue until June 18, 1998, and Mr. Wessell's agreement continues until January 1, 2000. Each agreement provides that in the event of a termination of the officer's employment in connection with, or within 24 months after, a change of control of the Corporation or Triangle Bank, for reasons other than cause, the officer shall receive an amount equal to two times (i) his or her then current salary plus (ii) the average of the cash bonus paid to the officer by Triangle Bank under Triangle Bank's cash bonus plan during the immediately preceding two years. Further, in such event, the officer shall continue to receive for a period of two years after his or her termination all benefits the officer was receiving and entitled to on his or her termination date, or the officer may elect to receive the dollar equivalent of such benefits. The officer may elect to receive all such payments either in one lump sum or in 24 equal monthly payments. In addition, the officer may terminate the agreement upon a change of control of the Corporation if, within 24 months of such change of control, the officer is assigned duties inconsistent with his or her duties at the time of the change of control, his or her annual base salary is reduced below the amount in effect prior to the change of control, the officer's benefits are reduced below the level prior to the change of control (unless benefits are reduced for all employees), or the officer is transferred to a location more than 50 miles from Raleigh without the officer's consent. Each agreement further provides that, unless terminated by the Corporation and Triangle Bank, notice of which must be given at least 13 months prior to the next anniversary date, the term automatically is extended for an additional two years on the same terms and conditions set forth in the agreement.

Performance Graph

     The following line graph illustrates the cumulative total shareholder return on the Corporation's Common Stock over the five-year period ending December 31, 1997 and the cumulative total return over the same period of the indexes listed below. Each graph assumes $100 originally invested on December 31, 1992. The Corporation paid a quarterly cash dividend of $.04 per share from the third quarter of 1994 through the second quarter of 1995, a quarterly cash dividend of $.06 per share in the third and fourth quarters of 1995, a quarterly cash dividend of $.07 in the first quarter of 1996, a quarterly cash dividend of $.08 in the second and third quarters of 1996, a quarterly cash dividend of $.10 in the fourth quarter of 1996 and the first quarter of 1997, a quarterly cash dividend of $.11 in the second quarter of 1997, and a quarterly cash dividend of $.12 in the third and fourth quarters of 1997. The numbers in the graph assume that all cash dividends were reinvested.

     The graph reflects the Nasdaq U.S. Index, the Standard & Poors 500 Index and a regional peer group index based on the common equity securities of a group of financial institutions in the southeastern United States, which index was prepared by an entity not affiliated with the Corporation.

                             TRIANGLE BANCORP, INC.
                                PERFORMANCE GRAPH


                                1992         1993         1994          1995         1996          1997
                                ----         ----         ----          ----         ----          ----
Triangle Bancorp, Inc.           100          110          139          201           236          519
Nasdaq Index                     100          107          101          160           218          329
S & P 500 Index                  100          110          112          153           189          252
Regional Peer Group              100          115          130          179           222          332
Index(1)

----------
(1) Includes the following financial institutions: Bank of Granite Corporation, Carolina First Corporation, CCB Financial Corporation, Centura Banks, Inc., Century South Banks, Inc., F & M National Corporation, First Bancorp, First Charter Corporation, LSB Bancshares, Inc., and MainStreet BankGroup, Inc. Jefferson Bankshares, Inc. has been removed from the group as it has been acquired. Sources: FactSet Data Systems, Inc.,

Indebtedness of Management

     The Corporation has had, and expects to have in the future, banking transactions, including loans, in the ordinary course of business with its and its bank subsidiaries' directors, executive officers and their associates. In the opinion of management of the Corporation, the outstanding indebtedness and commitments to such individuals were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral, and payment terms, as those prevailing at the same time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1997, indebtedness of directors and executive officers of the Corporation to its bank subsidiaries, Triangle Bank and Bank of Mecklenburg, totaled an aggregate of approximately $5.1 million or 4.3% of shareholders' equity.

Transactions with Management

     In 1997, the Corporation purchased insurance through Associated Insurers, Inc. ("Associated") as an agent. Robert L. Guthrie, a director of the Corporation, is the President and Chief Executive Officer of Associated. The Corporation paid insurance premiums, commissions and consulting fees to Associated in 1997 in the aggregate amount of $208,000. Also in 1997, the Corporation paid Clancy & Theys Construction Company $1,747,793 for construction projects for the Corporation's headquarters building and various branch offices. David T. Clancy, a director of the Corporation, is President of Clancy & Theys Construction Company. Office furniture for various of Triangle Bank's offices and the Corporation's headquarters building were purchased from Alfred Williams & Co. for an aggregate price of $117,000 in 1997. J. Blount Williams, a director of the Corporation, is President of Alfred Williams & Co.

     Management of the Corporation believes that the terms of these transactions were at least as favorable to the Corporation as those available from other sources.

PROPOSAL 2.  AMENDMENT OF THE  CORPORATION'S  AMENDED AND  RESTATED  ARTICLES OF
             INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES

     The Board of Directors of the Corporation has voted unanimously to recommend to the shareholders a proposed amendment to Article II of Triangle's Amended and Restated Articles of Incorporation to increase the authorized number of shares of the Corporation's Common Stock from 20,000,000 to 50,000,000. The relative rights and limitations of the Corporation's Common Stock would remain unchanged under the amendment. The Corporation's Common Stock does not have any preemptive rights.

     At the Record Date, the Corporation had 13,080,761 shares of the Corporation's Common Stock issued and outstanding. In addition, 1,321,463 shares of the Corporation's Common Stock are reserved for issuance under the Corporation's compensation and stock option plans and stock option plans of companies the Corporation has acquired, which plans were assumed by the Corporation as part of each acquisition. Further, an aggregate of 4,200 shares of the Corporation's Common Stock is reserved for issuance pursuant to warrants that were assumed by the Corporation upon the merger of Atlantic Community Bancorp, Inc. into the Corporation on March 31, 1995. Thus, there were 5,593,576 authorized shares of the Corporation's Common Stock unissued and not reserved for issuance. The Corporation increased its authorized shares in December 1993 from 6,000,000 to 10,000,000 shares upon the acquisition of New East Bancorp, which resulted in the issuance of 1,374,507 shares of Common Stock. In February and March 1995, an aggregate of 4,494,111 shares of the Corporation's Common Stock were issued to fund the acquisitions of Columbus National Bank, Standard Bank and Trust Company and Atlantic Community Bancorp, Inc. The Corporation increased its authorized shares in May 1995 from 10,000,000 to 20,000,000 shares in anticipation of additional acquisitions. Since then, the Corporation has issued a total of 4,061,885 shares and assumed options covering a total of 386,456 shares of Common Stock in four acquisitions in late 1995, 1996 and 1997 and expects to issue an additional 3,435,352 shares and assume options covering an additional 208,744 shares of Common Stock in 1998 for the proposed acquisitions of Guaranty State Bancorp and United Federal Savings Bank. In addition, the Corporation proposes to reserve 1,000,000 shares of Common Stock under the 1998 Omnibus Stock Plan which is being presented to the shareholders for approval as Proposal 3. After giving effect to the Guaranty State Bancorp and United Federal Savings Bank acquisitions, and assuming approval of the 1998 Omnibus Stock Plan, the Corporation would have approximately 949,000 shares available for issuance.

     The proposed increase in the Corporation's authorized Common Stock has been recommended by the Board of Directors to assure that an adequate supply of authorized but unissued shares is available for future acquisitions and general corporate needs, such as future stock dividends or stock splits or issuance under stock based benefit plans. Other than the proposed acquisition of Guaranty State Bancorp and United Federal Savings Bank, and the proposed 1998 Omnibus Stock Plan, there are currently no plans or arrangement relating to the issuance of any of the additional shares of the Corporation's Common Stock proposed to be authorized. Such shares would be available for issuance without further action by the shareholders, unless required by the Corporation's Amended and Restated Articles of Incorporation or bylaws or by applicable law.

     The issuance of additional shares of the Corporation's Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of the Corporation's Common Stock. The issuance of additional shares of the Corporation's Common Stock by the Corporation also may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of various actions, such as a merger or removal of management.

     The text of Article II as proposed to be amended is as follows:

          "The aggregate number of shares which the Corporation is authorized to issue is 50,000,000 shares. The shares shall be all of one class, designated as common stock."

    THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" PROPOSAL 2.

                 PROPOSAL 3. APPROVAL OF 1998 OMNIBUS STOCK PLAN

     On January 27, 1998, the Board of Directors of the Corporation approved the Triangle Bancorp, Inc. 1998 Omnibus Stock Plan (the "Omnibus Plan"), subject to approval by the shareholders of the Corporation. The material features of the Omnibus Plan are described briefly below. Also included below is a table showing the number and exercise price of options granted under the Omnibus Plan to the Named Executive Officers, and certain groups identified in the table.

     The Omnibus Plan is intended to encourage high levels of performance by the Corporation's and its subsidiaries' officers and other key employees and to enable the Corporation and its subsidiaries to recruit, reward, retain and motivate directors, advisory directors, officers and key employees of experience and ability on a basis competitive with industry practices. The Omnibus Plan is administered by the Compensation Committee. Eligibility for awards under the Omnibus Plan and the amount of those awards are determined solely by the Compensation Committee. As of the end of 1997, approximately 26 directors, 248 advisory directors, 530 officers and employees were eligible to receive awards under the Omnibus Plan. Awards under the Omnibus Plan may include incentive stock options or non-qualified stock options, stock appreciation rights ("SARs"), restricted stock, performance awards or other stock-based awards. The Compensation Committee also retains sole discretion to determine the terms and conditions of such awards, including the vesting schedule. The option price for incentive stock options issued under the Omnibus Plan may not be less than the fair market value of the Common Stock on the date of grant; however, the Compensation Committee may exercise discretion as to the exercise price per share of any non-qualified option awarded under the Omnibus Plan.

     The exercise price of options granted under the Omnibus Plan is payable in cash or, at the discretion of the Compensation Committee, in shares of Common Stock owned by the optionee having a fair market value equal to the exercise price, or through a combination of cash and shares of Common Stock. Option grants will require the withholding of any applicable taxes required to be withheld upon the exercise of an option.

     In the event of a Change of Control of the Corporation, in addition to any action required or authorized by the terms of an award agreement, the interest of a holder of an outstanding award will become fully vested and exercisable. In addition, the Compensation Committee may, at its discretion, recommend that the Board of Directors take either of the following actions as a result of, or in anticipation of, any such event: (i) offer to purchase any outstanding award made pursuant to the Omnibus Plan from the holder for its equivalent cash value, as determined by the Compensation Committee, as of the date of the Change of Control; or (ii) make adjustments or modifications to outstanding awards as the Compensation Committee deems appropriate.

     Under the Omnibus Plan, a "Change of Control" is defined as the earliest date on which either of the following events occur: (i) an individual, entity, or group acquires beneficial ownership of 20% or more of the combined voting power of all classes of the Corporation's outstanding capital stock or control in any manner of the election of a majority of the directors of the Corporation;
(ii) the Corporation consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where the Corporation is not the surviving corporation in such transaction and the holders of the voting securities of the Corporation immediately prior to such acquisition own less than a majority of the surviving entity immediately after the transaction; (iii) the Corporation shall sell substantially all of its assets to another entity which is not a wholly-owned subsidiary; or (iv) there is, during any period of two consecutive years, a change in the majority of the Board of Directors unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such two year period.

     In the event of a reorganization, recapitalization, stock split, stock dividend, exchange of stock, combination of stock, merger, consolidation or any other change in the corporate structure of the Corporation which results in a change in the Common Stock, or in the event of a sale by the Corporation of all or a significant portion of its assets or any distribution to its shareholders other than a normal cash dividend, the Compensation Committee may make appropriate adjustments in the shares covered by the Omnibus Plan and the then outstanding awards.

     The following table sets forth certain information regarding the options granted under the Omnibus Plan through February 28, 1998:

                                                                      Number of Securities
        Name                             Dollar Value (1)            Underlying Options (#)
        ----                             ----------------            ----------------------
Michael S. Patterson                         $29.125                         36,425
H. Leigh Ballance, Jr.                          -0-                            -0-
Steven R. Ogburn                              29.125                         13,017
Debra L. Lee                                  29.125                         13,017
Edward O. Wessell                             29.125                          8,836
All five executive officers                   29.125                         71,295
Non-executive director group                  29.125                         32,894
Non-executive officer employee                29.125                         49,952
   group

     The Omnibus Plan, and the options granted under it, will not become effective until receipt of shareholder approval.

Federal Income Tax Consequences

     The following is a summary only of the general tax principles applicable to awards under the Omnibus Plan under federal law as in effect on the date of this Proxy Statement.

     Qualified Stock Options. There are no tax consequences to the optionee upon the grant of a qualified option pursuant to the Omnibus Plan. There are no tax consequences to the optionee upon exercise of a qualified stock option, except that the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is a tax preference item possibly giving rise to alternative minimum tax. If the shares of Common Stock acquired are disposed of within two years from the date the option was granted and within one year after the shares are transferred to the optionee, a "disqualifying disposition" occurs and gain in an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the option exercise price or (ii) the amount realized on disposition minus the option exercise price (except for certain "wash" sales, gifts or sales to related persons), is taxed as ordinary income and the Corporation will be entitled to a corresponding deduction in an amount equal to the optionee's ordinary income at that time. If the shares of Common Stock acquired are not disposed of within two years from the date the option was granted and within one year after the shares are acquired, the optionee will be taxed at the time of the disposition on the difference between the exercise price and the sale price and the difference will be taxed as a capital gain or loss.

     Non-Qualified Stock Options. There are no tax consequences to the optionee upon the grant of a non-qualified option pursuant to the Omnibus Plan. Upon the exercise of a non-qualified stock option, taxable ordinary income will be recognized by the holder in an amount equal to the excess of the fair market of the shares purchased at the time of such exercise over the aggregate option price. The Corporation will be entitled to a corresponding federal income tax deduction. Upon any subsequent sale of the shares, the optionee will generally recognize a taxable capital gain or loss based upon the difference between the per share fair market value at the time of exercise and the per share selling price at the time of the subsequent sale of the shares.

     Stock Appreciation Rights. There are no tax consequences to the employee upon the grant of an SAR pursuant to the Omnibus Plan. Upon the exercise of an SAR, the holder will realize taxable ordinary income on the amount of cash received and the Corporation will be entitled to a corresponding federal income tax deduction.

     Restricted Stock. Unless the grantee of restricted stock under the Omnibus Plan makes the election described below, such grantee will not recognize income and the Corporation will not be allowed a deduction at the time such shares of restricted stock are granted. While the restrictions on the shares are in effect, a grantee will recognize compensation income equal to the amount of dividends received and the Corporation will be allowed a deduction in a like amount. When the restrictions on the shares are removed or lapse, the excess fair market value of the shares on the date the restrictions are removed or lapse over the amount paid by the grantee for the shares will be ordinary income to the grantee and will be allowed as a deduction for federal income tax purposes to the Corporation. Upon disposition of the shares, the gain or loss realized by the grantee will be taxable as capital gain or loss. However, by filing a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, a grantee's ordinary income will be determined as of the date of grant. In such case, the amount of ordinary income recognized by such a grantee and deductible by the Corporation will be equal to the excess of the fair market value of the shares as of the date of grant over the amount paid by the grantee for the shares. If such election is made and a grantee thereafter forfeits his or her stock, no deduction will be allowed for the amount previously included in such grantee's income.

     THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" PROPOSAL 3.

       PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The firm of Coopers & Lybrand L.L.P., Certified Public Accountants, has been appointed by the Board of Directors to serve as the Corporation's independent accountants for 1998, and a proposal to ratify that appointment will be introduced at the Annual Meeting. If shareholders do not approve this proposal, the Board of Directors will reconsider the appointment.

     Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 4.

                            PROPOSALS OF SHAREHOLDERS

     It currently is expected that the 1999 Annual Meeting will be held during April 1999. Any proposal of a shareholder which is intended to be presented at the 1999 Annual Meeting must be received by the Corporation at its principal executive office in Raleigh, North Carolina, not later than November 30, 1998 in order to be included in the Corporation's proxy statement and form of appointment of proxy to be issued in connection with that meeting.

March 20, 1998

*******************************************************************************
                                    APPENDIX

                                 REVOCABLE PROXY

                             TRIANGLE BANCORP, INC.

                         Annual Meeting of Shareholders
                                 April 28, 1998

              Appointment of Proxy Solicited by Board of Directors

The undersigned hereby appoints Steven R. Ogburn, Debra L. Lee and Edward O. Wessell, or any of them, with full powers of substitution, to act as attorneys and proxies to vote all shares of common stock of Triangle Bancorp, Inc. (the "Corporation") held of record by the undersigned on March 6, 1998 at the Annual Meeting of Shareholders to be held at the Radisson Governors Inn, I-40 at Davis Drive, Exit 280, Research Triangle Park, North Carolina, on Tuesday, April 28, 1998, at 10:00 A.M., and at any adjournments thereof, as follows:

1.   Election of directors:
          |_|                                            |_|
     FOR all nominees                            WITHHOLD authority to vote
     listed below                                for all nominees
                                                 listed below

     For Two-Year Term: Cy N. Bahakel, George W. Holt

     For Three-Year Terms: Carole S. Anders, Charles H. Ashford, Jr., Edwin B. Borden, Robert E. Bryan, Jr., N. Leo Daughtry, Michael A. Maxwell, Patrick
     H. Pope, Edythe M. Poyner

     Instruction: To withhold your vote for one or more nominees, write the name(s) of such nominee(s) on the line below.

--------------------------------------------------------------------------------

2. Approval of amendment to the Corporation's Articles of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 50,000,000.

         |_|                    |_|                     |_|
         FOR                  AGAINST                 ABSTAIN

3.   Approval of Triangle Bancorp, Inc. 1998 Omnibus Stock Plan.

         |_|                    |_|                     |_|
         FOR                  AGAINST                 ABSTAIN

4. Ratification of appointment of Coopers & Lybrand L.L.P., as independent public accountants for fiscal 1998:

         |_|                    |_|                     |_|
         FOR                  AGAINST                 ABSTAIN

5. Transaction of any other business that may properly come before the meeting.


The Board of Directors recommends a vote FOR each of the listed proposals.

THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE GIVEN, THIS APPOINTMENT OF PROXY WILL BE VOTED FOR PROPOSALS 2, 3 AND 4, AND, IN THE ELECTION OF DIRECTORS, BY CASTING AN EQUAL NUMBER OF VOTES FOR EACH NOMINEE LISTED UNDER PROPOSAL 1. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY NOMINEE LISTED UNDER PROPOSAL 1 HAS BECOME UNAVAILABLE FOR ANY REASON, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE.

This appointment of proxy may be revoked at any time before it is exercised by filing with the Secretary of the Corporation either an instrument revoking it or a duly executed appointment of proxy bearing a subsequent date or by attending the Annual Meeting and voting in person.

The undersigned acknowledges receipt from the Corporation, prior to the execution of this appointment of proxy, of the Notice of Annual Meeting, a Proxy Statement dated March 20, 1998, and the 1997 Annual Report to Shareholders.

                                        Dated:
                                              ----------------------------------


                                              ----------------------------------
                                              Print Name of Shareholder


                                              ----------------------------------
                                              Signature of Shareholder


Please date and sign your name exactly as your name appears on this appointment of proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shareholder is a corporation, please sign in full corporate name by the president or other authorized officer. If shareholder is a partnership, please sign in partnership name by authorized person.

         --------------------------------------------------------------

         PLEASE COMPLETE, DATE, SIGN AND MAIL THIS APPOINTMENT OF PROXY
                    IN THE ENCLOSED POSTAGE PREPAID ENVELOPE

         --------------------------------------------------------------


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